Exhibit 99.1

Hittite Microwave Corporation Announces Management Promotion

CHELMSFORD, Mass., Jan. 28 /PRNewswire-FirstCall/ — Hittite Microwave Corporation (Nasdaq: HITT - News) announced the promotion of Michael Olson to Vice President of Engineering. In this position, Mr. Olson is responsible for managing the company’s worldwide engineering resources and design centers. Mr. Olson has been with the company for 12 years and recently served as Director of IC Engineering and Director of New Product Development. Michael Koechlin, who previously served as Vice President of Engineering, has been appointed to the newly created position of Chief Technology Officer. In this position, Mr. Koechlin is responsible for continuing to develop the company’s long-term technology strategy.

“I am pleased to expand the structure and leadership in our engineering organization to support the growth in the company’s business and technology,” said Stephen Daly, Chairman and CEO.

About Hittite Microwave Corporation

Hittite Microwave is an innovative designer and developer of high performance integrated circuits, or ICs, modules and subsystems for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, frequency dividers and detectors, frequency multipliers, mixers and converters, modulators and demodulators, oscillators, passives, phase shifters, power detectors, sensors, switches, synthesizers and variable gain amplifiers. Hittite’s products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.